Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 Registration Statement of Omni Financial Services, Inc. of our report dated June 6, 2006 on the financial statements of Omni Financial Services, Inc. and to the reference to us under the heading "Experts" in the prospectus incorporated by reference therein.

/s/ Crowe Chizek and Company LLC

Brentwood, Tennessee
September 28, 2006